Registration No. 333-222388

As filed with the Securities and Exchange Commission on August 25, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bancorp 34, Inc.
(Exact Name of Registrant as Specified in its Charter)
Maryland	74-2818148
(State or Other Jurisdiction of Incorporation or Organization)	I.R.S. Employer Identification No.
500 East 10th Street, Suite 100 Alamogordo, New Mexico 88310
(Address of Principal Executive Offices)
Bancorp 34, Inc. 2017 Equity Incentive Plan
(Full Title of the Plan)
Copies to:
Ms. Jill Gutierrez Co-President and Chief Executive Officer Bancorp 34, Inc. 500 East 10th Street Alamogordo, New Mexico 88310 (575) 437-9334 (Name, Address and Telephone Number of Agent for Service)	Ned Quint, Esq. Beverly J. White, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, Suite 780 Washington, D.C. 20015 (202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ◻ (Do not check if a smaller reporting company)	Smaller reporting company ⌧
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following registration statement (“Registration Statement”) filed with the Securities and Exchange Commission on January 2, 2018 by Bancorp 34, Inc., a Maryland corporation (the “Registrant”).

Registration Statement on Form S-8, File No. 333-222388, registering 263,127 shares of Bancorp 34, Inc. common stock, par value $0.01 per share, and 187,948 stock options, all for issuance under the Bancorp 34, Inc. 2017 Equity Incentive Plan.

The Registrant intends to terminate and suspend all reporting obligations with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alamogordo, State of New Mexico, on this 25th day of August, 2020.
BANCORP 34, INC.

By:	/s/ Jill Gutierrez
Jill Gutierrez
Co-President, Chief Executive Officer and Director
(Duly Authorized Representative)
No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.